Filed pursuant to Rule 424(b)(3)
Registration Statement File No. 333-116817

PROSPECTUS SUPPLEMENT DATED DECEMBER 16, 2005
TO
PROSPECTUS DATED SEPTEMBER 9, 2005

SPLINEX TECHNOLOGY INC.

This prospectus supplement should be read in conjunction with our prospectus dated September 9, 2005, and in particular "Risk Factors" beginning on page 3 of the prospectus.

This prospectus supplement includes the attached Current Reports on Form 8-K filed by Splinex Technology Inc. with the Securities and Exchange Commission on November 21, 2005, December 13, 2005 and December 15, 2005, and the attached Quarterly Report on Form 10-QSB filed by Splinex Technology Inc. with the Securities and Exchange Commission on December 5, 2005.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	September 1, 2005

Splinex Technology Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	333-116817	200715816
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

550 W. Cypress Creek Road, Suite 410, Fort Lauderdale, Florida		33309
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	954 660-6565

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

On November 21, 2005, the Company entered into a Severance Agreement with Michael Stojda in connection with Mr. Stojda’s resignation from the Company’s Board of Directors and from his positions as President and Chief Executive Officer. The Severance Agreement terminates the Employment Agreement between Mr. Stojda and the Company, dated August 30, 2004, except in the event of a default under the Severance Agreement. The Company agreed to make a payment of $5,000 on November 25, 2005, bi-weekly payments to Mr. Stojda of $2,500.00 from December 9, 2005 through February 17, 2006 and bi-weekly payments of $7,500.00 from March 3, 2006 through December 21, 2007. Mr. Stojda’s non-qualified stock options will vest as of November 21, 2005 and will expire on February 28, 2006.

On October 17, 2005, the Company entered into a Termination Agreement with Christian Schormann in connection with Mr. Schormann’s resignation as Vice President of Company. The Termination Agreement terminates the Employment Agreement between Mr. Schormann and the Company, dated January 12, 2005. The Company agreed to pay Mr. Schormann severance for ninety days in the amount of $47,500.00 and other amounts owed in the aggregate amount of $33,948.05.

Item 1.02 Termination of a Material Definitive Agreement.

The response to Item 1.01 above is incorporated herein by reference

On November 21, 2005, the Company and Michael Stojda mutually agreed to terminate the Employment Agreement dated August 30, 2004 with Michael Stojda.

On October 17, 2005, the Company and Christian Schormann mutually agreed to terminate the Employment Agreement dated January 12, 2005.

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

The Company and Mr. Stojda mutually agreed that he would resign as the Company’s President, Chief Executive Officer and director effective November 21, 2005.

Effective October 17, 2005, Mr. Christian Schormann resigned as Vice President of the Company.

Effective September 1, 2005, Mr. Gerard A. Herlihy was named President and Chief Operating Officer in addition to his current duties as Chief Financial Officer. Mr. Herlihy’s business experience, and the material terms of his employment agreement, dated May 20, 2004, as disclosed in the Company’s Annual Report on Form 10-KSB for the fiscal year ended March 31, 2005, remain unchanged except that his salary was increased to $145,000 per year.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Splinex Technology Inc.

November 21, 2005	By:	Gerard A. Herlihy

Name: Gerard A. Herlihy
Title: President

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Exhibit Index

Exhibit No.	Description

10.1	Severance Agreement dated November 21, 2005 by and between Splinex and Michael Stojda.
10.2	Termination Agreement dated October 17, 2005 by and between Splinex and Christian Schormann

Exhibit 10.1

Splinex Technology, Inc.
550 W. Cypress Creek Rd.
Suite 410
Fort Lauderdale, FL 33309

To:	Michael Stojda

From:	Board of Directors

Date:	November 21, 2005

Subject:	Summary of Terms of Severance Upon Termination of Employment Agreement

Age:	42
Hire Date:	9/1/2004
Resignation Date:	11/21/2005
Annual Salary:	$275,000

For mutual consideration, the sufficiency of which is hereby acknowledged, you and Splinex Technology, Inc. (including for all purposes herein any affiliates, successors or assigns) (“Splinex”) agree that the following terms of this severance agreement (the “Agreement”) will apply with respect to your cessation of employment:

•	Termination Date: 11/21/2005; we agree that your separation from Splinex will be characterized as a mutual agreement to end the employment relationship and all comments by either Splinex (or its current and future officers, directors, employees, consultants or major stockholders) and yourself shall be consistent with the foregoing. The following language is deemed acceptable: “Due to a change in corporate strategy, the Board of Directors of Splinex and Mr. Stojda mutually agree that he will resign as an officer and director of Splinex effective November 21, 2005.” You and Splinex shall mutually agree on the description of the end of your employment that is filed with the Form 8-K and any other public filings that may be required by law.

•	Severance Agreement: We will honor the terms of this Agreement. The Employment Agreement dated August 31, 2004 between you and Splinex is, except as otherwise provided herein, hereby terminated and of no further force and effect; provided that, the parties agree that an uncured breach by Splinex of any of the material terms of this Agreement shall act to revive such Employment Agreement, and you may pursue your rights of recovery thereunder (only to the extent they are non-duplicative of the rights granted hereunder). For these purposes, a breach by Splinex will be deemed “uncured” if it is (i) not susceptible to being cured, or (ii) if susceptible to cure, not cured within five (5) business days of the date Stojda notifies Splinex in writing, inclusive of electronic means, that a breach has occurred. We agree that any delay in notifying Splinex of a breach will not constitute a waiver of the right to later assert a breach of the Agreement.

•	Compensation & Severance Amount: As of November 21, 2005, Splinex currently owes, but has not paid to you, amounts for vacation, deferred wages and unpaid wages totaling $84,056.51. In addition, in accordance with your employment agreement, as of November 21, 2005 Splinex owes to you additional amounts for severance totaling $295.943.49 to be paid in bi-weekly payments of $10,576.92, and, for purposes of this agreement, the amount to have been paid to date will continue to accrue on a bi-weekly schedule. The aforementioned amounts, totaling $380,000.00 reflect all amounts that are due and owing to you, and no bonus or other compensation amounts are owed to you under this Agreement except as described in “Health” below. However, it is understood and agreed that Section 14 of the Employment Agreement will apply to this Agreement as if appearing herein.

•	Compensation & Severance Payment Schedule: Splinex will pay to you a total of $380,000.00 (determined in accordance with the foregoing Compensation & Severance Amount, as follows:

•	One (1) payment of $5,000 on November 25, 2005; and

•	Six (6) bi-weekly payments of $2,500.00 each commencing December 9, 2005 through and including February 17, 2006; and

•	Forty-eight (48) equal bi-weekly payments of $7,500 each commencing on March 3, 2006 through and including December 21, 2007.

•	It is understood and agreed by Splinex that irrespective of this payment schedule, the amount due to you shall continue to accrue as per the schedule defined in “Compensation & Severance Amount”. Furthermore it is agreed that if Splinex fails to make any payment on the date as described in this “Compensation & Severance Payment Schedule”, Splinex shall be in breach of this Agreement, which if uncured within five (5) business days of the breach occurring, shall cause all amounts owed, but not paid as of the date of the breach, determined in accordance with the section entitled “Compensation & Severance Payment Amount” above, to become immediately due and payable in full.

•	All payments shall be made to you by electronic direct deposit to your current bank account or such financial institution as you specify, in your sole discretion, in the future

•	Release and Waiver of Claims: As a condition to receiving these payments, you and Splinex agree to sign a general waiver and release agreement in the attached form (attached and incorporated herein).

•	Stock Options: Upon cessation of your employment, all your non-qualified options (2,000,000 shares) will be fully vested. You will have until February 28, 2006 to exercise the options. The stock option agreements or term or any agreement otherwise governing these grants, and the plans under which they are issued, will continue in full force and effect, except as specifically modified herein.

•	Benefits: The settlement amount includes payment for your unused vacation time.

•	Health: Splinex will pay the entire amount equal to the employer and employee portion of your active group health insurance premiums in place on the date of this Agreement for COBRA coverage, and as may be adjusted during any enrollment period, until thirty days after all monies as defined in “Compensation & Severance Amount” have been received by you or until you and your family are receiving equal or better health insurance from a future employer. During this period, you can at your option, convert to health insurance of your choice and receive reimbursement of $800 per month.

•	Mutual Non-Disparagement: You and Splinex (and all employees, officers, directors, consultants and major shareholders) agree not to make disparaging, critical or otherwise detrimental comments to any person or entity concerning the other. Splinex shall be solely responsible for a breach of this provision by any individual who is not a party to this Agreement.

•	Dissolution or Other Disposition of Splinex: All amounts due and payable under this Agreement shall become immediately due and payable upon the Dissolution or Other Disposition of Splinex. For these purposes, “Other Disposition of Splinex” includes without limitation a sale, transfer or other corporate event that would constitute a change of control for purposes of Section 280G of the Internal Revenue Code, but does not include an investment by any present beneficial stockholder or a distribution by a stockholder of the stock of Splinex to its members. Other Disposition also shall not include any merger or acquisition by Splinex whereby Splinex survives the merger or acquisition, irrespective of any change in ownership percentage of the controlling shareholders.

•	Computer: You may retain your laptop computer and all associated peripheral equipment.

Mike, the above details the essential terms of the Agreement between you and Splinex concerning termination of employment. There will be no other payments to you other than those specified above. The individual signing below on behalf of Splinex represents that he has the authority to execute this Agreement on behalf of Splinex and that all necessary authorizations from the Company’s Board of Directors and major shareholders have been obtained for the payment of severance indicated herein.

Mike, please sign below to indicate your agreement with the terms and conditions set forth in this document.

SPLINEX TECHNOLOGY, INC.

Michael Stojda		By: Gerard Herlihy.

Chief Financial Officer

Date:	November 21, 2005	Date:	November 21, 2005

GENERAL WAIVER AND RELEASE AGREEMENT

1. Michael Stojda’s (“Stojda”) employment with Splinex Technology, Inc. (“Splinex”) will end November 21, 2005 and he will be paid severance and other benefits as set forth in the Summary of Terms Upon Resignation (“Summary”) to which this General Waiver and Release Agreement (“Agreement”) is attached. The parties hereto agree that the terms of this Agreement apply only if both the Summary and this Agreement are signed and not revoked by either party. The terms of the Summary are incorporated by reference in this Agreement and are intended to supersede and extinguish any other obligation Splinex may have to pay Stojda severance or other benefits upon termination, including but not limited to any agreements or understandings, whether oral or written, made at any time prior to the date of this Agreement, except as specifically set forth in the Summary.

2. In exchange for mutual consideration and in the interest of resolving all outstanding issues arising out of or related to Stojda’s cessation of employment from Splinex, the sufficiency of which (which includes payment of severance and other benefits by the Company to Stojda, and Stojda’s agreement to enter into in this Agreement with Splinex), the parties hereto agree as follows:

(a) Stojda completely releases and forever discharges Splinex, its past, present and future successors, officers, directors, agents, affiliates, stockholders, and employees, from all claims, damages (including but not limited to general, special, punitive, liquidated and compensatory damages) and causes of action of every kind, nature and character, known or unknown, in law or equity, fixed or contingent, which he may now have, or ever had arising from or in any way connected with his employment relationship or the termination of his employment with Splinex. This release includes, but is not limited to, all “wrongful discharge” claims, all claims relating to any contracts of employment express or implied, any covenant of good faith and fair dealing express or implied, any tort of any nature, any federal, state, or municipal statute or ordinance, any claims for employment discrimination, including sexual harassment, any claims under the California Fair Employment and Housing Act, the California Labor Code, Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act (“ADEA”), the Older Workers Benefit Protection Act, the Sarbanes-Oxley Act, 42 U.S.C. Section 1981, the Worker Adjustment and Retraining Notification Act, the Employee Retirement Income Security Act (ERISA) and any other laws and regulations relating to employment, and any and all claims for attorney’s fees and costs. I understand that this release does not apply to any claims arising under the ADEA after the effective date of this Agreement. This release does not extend to any existing right of indemnification Stojda may have or any right he may have to director and officer liability insurance coverage (under existing or replacement policies), or as a director at Splinex or a fiduciary of any benefit plan, in either case that arise from my actions within the course and scope of his employment for Splinex. Nothings contained in the foregoing shall be, or shall be deemed to constitute, a release by Stojda to enforce his rights under the Summary or to enforce his rights under this Agreement or the Employment Agreement (as defined in the Summary) if the Summary or this Agreement are breached and such breach is not cured in accordance with the Summary, or to pursue his rights as a stockholder of Splinex for future acts or omissions, or his right to any vested benefit under any plan governed by ERISA.

(b) Splinex (its affiliates, successors and assigns and its or their officers, directors, employees, consultants and major shareholders) completely releases and forever discharges Stojda from all claims, damages (including but not limited to general, special, punitive, liquidated and compensatory damages) and causes of action of every kind, nature and character, known or unknown, in law or equity, fixed or contingent, which it or they may now have, or ever had arising from or in any way connected with his employment relationship or the termination of his employment with Splinex. This release is intended to be given its broadest possible effect, with respect to all laws, regulations, ordinances, guidance, directives or any nature or kind. Nothings contained in the foregoing shall be, or shall be deemed to constitute, a release by Splinex to enforce its or their rights under the Summary or to enforce its or their rights under this Agreement.

3. (a) The parties hereto understand and agree that, as an express condition of this Agreement, neither will disclose to others any of the terms of the Summary or this Agreement, except as may be required by law or legal process and, with respect to Stojda, except that Stojda may reveal the terms of either to his spouse, or to his financial or legal advisors, as long as any of them understand that the information is confidential and agree to keep all information confidential.

(b) Stojda shall not take or use for his own purposes or for the purposes of others, any Information owned or controlled by Splinex or any of its subsidiary or affiliated companies. Stojda agrees that the foregoing restrictions shall also apply to all (i) Information in Splinex’s possession belonging to third parties, and (ii) Information conceived, originated, discovered or developed, in whole or in part, by him while an employee of Splinex. As used herein, “Information” includes trade secrets and other confidential or proprietary business, technical, personnel or financial information, whether or not Stojda’s work product, in written, graphic, oral or other tangible or intangible forms, including but not limited to specifications, samples, records, data, computer programs, drawings, diagrams, models, customer names, business or marketing plans, studies, analyses, projections and reports, communications by or to attorneys (including attorney-client privileged communications), memos and other materials prepared by attorneys or under their direction (including attorney work product), and software systems and processes. Any Information that is not readily available to the public shall be considered to be a trade secret and confidential property, even if it is not specifically marked as such, unless Splinex advises Stojda otherwise in writing.

This subparagraph shall not apply to any Information which becomes publicly available through no fault of Stojda’s, which Splinex in writing authorizes him to use or disclose, or which Stojda discloses in truthful testimony in a legal proceeding or government inquiry.

(c) Nothing contained herein shall or shall be deemed to waive Stojda’s future rights as a minority stockholder as provided under applicable law, including without limitation Section 242 of the Delaware General Corporation Law.

4. Neither party has relied on any representations or statements not set forth in this Agreement with regard to the subject matter, basis or effect of this Agreement or otherwise. This Agreement may only be amended in writing, signed by Stojda and Splinex’s General Counsel.

5. Stojda acknowledges that he has had 21 days from the date of his receipt of this Agreement to consider and sign this Agreement. Stojda also understands that he has seven days to revoke this Agreement after he signs it, and that any such revocation must be in writing and must be received by Splinex’s General Counsel no later than the last day of the applicable revocation period. The effective date of this Agreement is the day after the revocation period ends, Stojda understands that he will not receive the benefits and privileges of this Agreement, which include consideration to which he would otherwise not be entitled, until the effective date.

7. Stojda understands that any taxes (other than the employer-mandated portion of FICA and FUTA) which may become due as a result of any payment or transaction contemplated by this Agreement including the attached Summary are his sole responsibility, and further agrees to hold Splinex harmless on account thereof. In addition, he agrees that taxes which are due but unpaid may be setoff against any sums due under this Agreement to the maximum extent allowed by law.

8. This Agreement sets forth the entire agreement between the parties hereto with respect to the subject matter hereof, except as set forth in the Summary or as set forth in any stock option agreement, which shall, except as modified in the Summary, govern the terms of any stock options issued to Stojda by Splinex.

9. (a) STOJDA HAS DISCUSSED ALL ASPECTS OF THIS AGREEMENT WITH AN ATTORNEY AND OTHER ADVISORS OF HIS CHOICE AND HAS CAREFULLY READ AND FULLY UNDERSTANDS ALL THE PROVISIONS OF THIS AGREEMENT AND HE VOLUNTARILY AGREES TO ITS TERMS.

THE INDIVIDUAL SIGNING BELOW ON BEHALF OF SPLINEX REPRESENTS THAT HE HAS THE AUTHORITY TO EXECUTE THIS AGREEMENT ON BEHALF OF SPLINEX AND THAT ALL NECESSARY AUTHORIZATIONS FROM THE COMPANY’S BOARD OF DIRECTORS AND MAJOR SHREHOLDERS HAVE BEEN OBTAINED.

SPLINEX TECHNOLOGY, INC.
__________________________________		___________________________________

Michael Stojda		Gerard Herlihy, Chief Financial Officer

Date:	November 21, 2005	November 21, 2005

Exhibit 10.2

Termination Agreement
Between
Splinex Inc. and Christian Schormann

Splinex Inc., represented by Jerry Herlihy, President, and Christian Schormann, VP of R&D of Splinex, mutually agree to terminate Mr. Schormann’s employment with Splinex as of Monday, October 17th.

Splinex agrees that Mr. Schormann’s employment ends immediately, waiving the 90 day notice period specified in Mr. Schormann’s employment contract.

Splinex also agrees to pay Mr. Schormann the following promptly as cash funds become available. A regular paycheck will be issued October 28.

•	Deferred Wages: $9,871.78

•	Accrued Vacation: $5,691.65

•	Wages due through 10/17: $4,384.62

•	Severance, 90 days: $47,500.00

•	Consulting fees due pre-employment: $14,000

In total: $81,448.05

Furthermore, Splinex agrees that Mr. Schormann keeps his laptop computer

For Splinex:	Christian Schormann

/s/ Gerard A. Herlihy	/s/ Christian Schormann

Jerry Herlihy, President	Christian Schormann, VP of R&D

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	December 8, 2005

Splinex Technology Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	333-116817	200715816
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

550 W. Cypress Creek Road, Suite 410, Fort Lauderdale, Florida		33309
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	954 660-6565

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On December 8, 2005, Kevin Fitzgerald resigned as Chairman and director of the Board of Directors of the Company, and as a member of the Compensation Committee and Audit Committee of the Board.

On December 11, 2005, the Board of Directors of the Company elected Dr. Peter Novak, a director of the Company, as Chairman. The Board also appointed Alexander Yarmolinsky and Edward Dubrovsky as members of the Compensation Committee. Dr. Novak also resigned as a member of the Compensation Committee of the Board at this time.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Splinex Technology Inc.

December 13, 2005	By:	/s/ Gerard Herlihy

Name: Gerard Herlihy
Title: President

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	December 13, 2005

Splinex Technology Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	333-116817	200715816
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

550 W. Cypress Creek Road, Suite 410, Fort Lauderdale, Florida		33309
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	954 660-6565

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 8.01 Other Events.

On December 13, 2005, Splinex Technology, Inc. (the "Company") issued a press release announcing that it had entered into a letter of intent to acquire EnerSoft, Inc., a privately held technology company that specializes in the development of video processing filters, signal and imaging processing and video compression technologies. Ener1 Group, Inc., a company affiliated with the Company by common ownership and common control, owns 95% of the equity of EnerSoft.

The letter of intent contemplates that the Company would issue 199,519,730 shares of common stock in a private placement as consideration for the outstanding stock of EnerSoft. Completion of the transaction, which is expected to occur in the first quarter of calendar year 2006, is subject to satisfactory completion of due diligence, negotiation of definitive transaction agreements and receipt of necessary corporate and third party approvals, among other customary closing conditions.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Splinex Technology Inc.

December 15, 2005	By:	/s/ Gerard Herlihy

Name: Gerard Herlihy
Title: President

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Exhibit Index

Exhibit No.	Description

99.1	EnerSoft press release

Exhibit 99.1

SPLINEX TECHNOLOGY SIGNS LETTER OF INTENT TO ACQUIRE ENERSOFT
Proprietary video processing and compression software technologies will broaden company’s scope

Ft. Lauderdale, FL – December 13, 2005 – Splinex Technology, Inc. (OTCBB: SPLX), a provider of visualization software and technology, announced today that it has signed a letter of intent to acquire EnerSoft, Inc., a privately held, technology company that specializes in the development of video processing filters, signal and imaging processing and video compression technologies.

Splinex Technologies, through this merger, will gain access to EnerSoft’s technologies that were developed to improve the quality of video for high definition television (HDTV), the Internet, mobile phones, digital cameras and other applications. EnerSoft’s technologies, which can be embedded into next generation electronic devices, include super resolution and super precision filters for HDTV and large situation displays, “video to photo” process to create high-quality still images from video, as well as denoising, deblocking and deinterlacing filters among others. In addition, EnerSoft’s intellectual property comprises unique compression technologies that improve video streaming.

“Consumers want digital video with clearer pictures and faster delivery. The industry wants to deliver this without increasing bandwidth,” said Gerard Herlihy, President of Splinex Technology. “EnerSoft has developed proprietary software that we believe can significantly enhance the quality and speed of video output. With this acquisition, we’ll be able to help the communications and entertainment industries enhance the end-user’s multi-media experience.”

EnerSoft has assembled an outstanding development team with members who have collaborated on video compression technologies and filters for companies, including Intel and Samsung. Some of their technologies are incorporated into the international standard for multimedia and compression known as MPEG-4. EnerSoft’s technologies are a compilation of more than 10 years of research and development.

Completion of the transaction will be subject to various conditions, including due diligence, necessary corporate and other applicable approvals and negotiation and execution of definitive transaction agreements.

About Splinex
Splinex Technology Inc. was formed in 2004 to capitalize on the growing use of multi-dimensional digital images and objects in technology-focused markets. The company has developed the nVizx line of visualization software, which rapidly generates 3D objects and scenes from large data sets. nVizx can be purchased at Splinex’s online store (accessible via www.splinex.com) or through Maplesoft, an nVizx reseller. More information about Splinex Technology is available at www.splinex.com.

About EnerSoft
EnerSoft develops software technology, including video processing filters and signal and imaging processing, to improve the quality of digital video output for high definition television, the Internet, mobile phones, digital cameras and other applications. The company also has proprietary compression technologies to improve video streaming without quality degradation. The company’s software represents more than 10 years of research and development by an experienced team of renowned scientists and software engineers. More information about EnerSoft is available at www.enersoft.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sales of securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

Jerry Herlihy

(954) 660-6565

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 10-QSB

(Mark One)

☒ QUARTERLY REPORT UNDER SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the quarterly period ended September 30, 2005

☐     TRANSITION REPORT UNDER SECTION 13 OR 15(d) OF THE EXCHANGE ACT

For the transition period from ____________ to_________________

Commission file number 333-116817

Splinex Technology Inc.

(Exact name of small business issuer as specified in its charter)

Delaware	20-0715816
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

550 W. Cypress Creek Road Suite 410
Fort Lauderdale, FL 33309
(Address of principal executive offices)

(954) 660-6565
(Issuer’s telephone number)

(Former name, former address and former fiscal year, if changed since last report)

Check whether the issuer (1) filed all reports required to be filed by Section 13 or 15(d) of the Exchange Act during the past 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.
Yes ☐ No ☒

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act.) Yes ☐ No ☒

State the number of shares outstanding of each of the issuer’s classes of common equity, as of the latest practicable date: On December 1, 2005, the number of shares outstanding of the registrant’s common stock was 100,670,270 shares.

Transitional Small Business Disclosure Format (Check one): Yes ☐ No ☒

SPLINEX TECHNOLOGY INC.
Form 10-QSB
For the Quarter Ended September 30, 2005
INDEX

		Page
		No.
	PART I — FINANCIAL INFORMATION

Item 1.	Financial Statements

	CONDENSED CONSOLIDATED UNAUDITED BALANCE SHEET - AS OF SEPTEMBER 30, 2005 AND MARCH 31, 2005	3

	CONDENSED CONSOLIDATED UNAUDITED STATEMENTS OF OPERATIONS - FOR THE THREE MONTHS AND SIX MONTHS ENDED SEPTEMBER 30, 2005 AND 2004 AND FOR THE PERIOD FROM INCEPTION (OCTOBER 28, 2003) THROUGH SEPTEMBER 30, 2005	4

	CONDENSED CONSOLIDATED UNAUDITED STATEMENTS OF CHANGES IN STOCKHOLDERS’ DEFICIENCY IN ASSETS - PERIOD FROM INCEPTION (OCTOBER 28, 2003) THROUGH SEPTEMBER 30, 2005	5

	CONDENSED CONSOLIDATED UNAUDITED STATEMENTS OF CASH FLOWS - FOR THE SIX MONTHS ENDED SEPTEMBER 30, 2005 AND 2004 AND FOR THE PERIOD FROM INCEPTION (OCTOBER 28, 2003) THROUGH SEPTEMBER 30, 2005	6

	Notes to Condensed Consolidated Financial Statements	7

Item 2.	Management’s Discussion and Analysis or Plan of Operation.	13

Item 3.	Controls and Procedures	18

	PART II — OTHER INFORMATION

Item 1.	Legal Proceedings	19

Item 6.	Exhibits	20

	Signatures	21

PART I — FINANCIAL INFORMATION

Item 1. Financial Statements.

SPLINEX TECHNOLOGY INC.
(A DEVELOPMENT STAGE COMPANY)
CONDENSED CONSOLIDATED UNAUDITED BALANCE SHEET

	September 30, 2005	March 31, 2005
ASSETS
Current assets
Cash	$8,804	$256,347
Prepaid expenses and other	42,751	76,119
Loans and advances to employees - current portion	16,224	13,834
Total current assets	67,779	346,300

Property and equipment, net	29,920	49,862

Accounting software license	26,921	37,000
Other assets	9,881	9,881
Loans to employees - long term portion	—	9,875
Total assets	$134,501	$452,918

LIABILITIES AND STOCKHOLDERS' DEFICIENCY IN ASSETS
Current liabilities
Accounts payable	470,948	434,967
Accrued expenses	782,893	221,572
Due to related parties	135,502	106,760
Other current liabilities	17,430	75,849
Total current liabilities	1,406,773	839,148

Long term liabilities
Note payable and accrued interest - related party	2,613,901	1,708,240
Total liabilities	4,020,674	2,547,388

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' DEFICIENCY IN ASSETS
Preferred stock ($.001 par value, 150,000,000 shares
authorized and no shares issued and outstanding	—	—
Common stock ($.001 par value, 300,000,000 shares
authorized and 100,670,270 shares issued and outstanding)	100,670	100,670
Paid in capital	1,101,049	1,101,049
Deficit accumulated during the development stage	(5,087,892)	(3,296,189)
Total stockholders' deficiency in assets	(3,886,173)	(2,094,470)
Total liabilities and stockholders' deficiency in assets	$134,501	$452,918

See accompanying notes.

SPLINEX TECHNOLOGY INC.
(A DEVELOPMENT STAGE COMPANY)
CONDENSED CONSOLIDATED UNAUDITED STATEMENTS OF OPERATIONS

					From Inception
					(October 28,
	Three Months	Three Months	Six Months	Six Months	2003)
	Ended	Ended	Ended	Ended	Through
	September 30,	September 30,	September 30,	September 30,	September 30,
	2005	2004	2005	2004	2005
Net sales	$617	$24	$687	$24	736

Operating Expenses
Sales and marketing	49,952	96,723	190,120	117,933	555,398
General and administrative	688,661	275,602	958,159	581,742	2,864,065
Research and development	287,014	281,610	588,203	443,646	1,910,725
Total operating expenses	1,025,627	653,935	1,736,482	1,143,321	5,330,188
Costs of merger and registration	—	80,000	—	344,678	512,321
Total expenses	1,025,627	733,935	1,736,482	1,487,999	5,842,509
Loss from operations	(1,025,010)	(733,911)	(1,735,795)	(1,487,975)	(5,841,773)
Interest expense, net	(30,720)	—	(55,908)	—	(68,966)
Loss before income taxes	(1,055,730)	(733,911)	(1,791,703)	(1,487,975)	(5,910,739)
Income taxes	—	—	—	—	—
Net loss	$(1,055,730)	$(733,911)	$(1,791,703)	$(1,487,975)	$(5,910,739)

Net loss per basic and
diluted share	$(0.01)	$(0.01)	$(0.02)	$(0.02)

Weighted average shares
outstanding	100,670,270	95,000,000	100,670,270	95,000,000

See accompanying notes.

SPLINEX TECHNOLOGY INC.
(A DEVELOPMENT STAGE COMPANY)
CONDENSED CONSOLIDATED UNAUDITED STATEMENTS
OF CHANGES IN STOCKHOLDERS’ DEFICIENCY IN ASSETS

						Deficit
						Accumulated	Total
					Additional	During the	Stockholders'
	Preferred Stock		Common Stock		Paid in	Development	Deficiency
	Shares	Amount	Shares	Amount	Capital	Stage	in Assets
Common stock issued $0.001 per share
effective at inception on October 28, 2003	—	—	95,000,000	$95,000	$(94,999)	$—	$1
Additional capital contributed during period			—	—	849,999	—	849,999
Net loss (see Note 5)	—	—	—	—	(822,847)	—	(822,847)
Balance at March 31, 2004	—	—	95,000,000	95,000	(67,847)	—	27,153
Additional capital contributed during period	—	—	—	—	1,150,000	—	1,150,000
Shares issued as executive compensation
and other expenses	—	—	670,270	670	23,896	—	24,566
Shares issued in Merger	—	—	5,000,000	5,000	(5,000)	—	—
Net loss	—	—	—	—	—	(3,296,189)	(3,296,189)
Balance at March 31, 2005	—	—	100,670,270	100,670	1,101,049	(3,296,189)	(2,094,470)
Net loss	—	—	—	—	—	(1,791,703)	(1,791,703)
Balance at September 30, 2005	—	$—	100,670,270	$100,670	$1,101,049	$(5,087,892)	$(3,886,173)

See accompanying notes.

SPLINEX TECHNOLOGY INC.
(A DEVELOPMENT STAGE COMPANY)
CONDENSED CONSOLIDATED UNAUDITED STATEMENTS OF CASH FLOWS

			Cumulative
			From Inception
			(October 28,
	Six Months	Six Months	2003)
	Ended	Ended	Through
	September 30, 2005	September 30, 2004	September 30, 2005
Cash flows from operating activities:
Net loss	$(1,791,703)	$(1,487,975)	$(5,910,739)
Adjustments to reconcile net loss to net
cash used in operating activities:
Depreciation	13,232	11,134	42,800
Executive compensation and other expenses
paid with common stock	—	—	24,566
Non cash interest expense	55,661	—	63,901
Changes in operating assets and liabilities:
Prepaid expenses and other	(14,812)	3,438	(52,082)
Due to related parties	28,743	(2,592)	135,502
Other assets	—	(1,300)	(9,881)
Accounts payable	35,981	299,929	470,948
Accrued expenses	561,159	117,991	782,731
Total adjustments	679,965	428,600	1,458,486
Net cash used in operating activities	(1,111,738)	(1,059,375)	(4,452,253)

Cash flows from investing activities:
Purchase or retirement of equipment	6,710	(20,706)	(72,719)
Employee loans and advances, net	7,485	(39,355)	(16,224)
Net cash used in investing activities	14,194	(60,061)	(88,944)

Cash flows from financing activities:
Note payable related parties	850,000	—	2,550,000
Contributed capital from equity investors	—	1,050,000	2,000,000
Net cash provided by financing activities	850,000	1,050,000	4,550,000

Net increase (decrease) in cash	(247,543)	(69,436)	8,804
Cash at beginning of period	256,347	165,413	—
Cash at end of period	$8,804	$95,977	$8,804

Supplemental Disclosure of Cash Flow Information
Cash paid during the year for:
Interest	$—	$—	$—
Income taxes	$—	$—	$—
Non-cash investing and financing activities:
Common stock issued in merger	$—	$—	$150,000
Costs of merger recorded as
reduction in paid in capital	$—	$—	$(150,000)

See accompanying notes.

SPLINEX TECHNOLOGY INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO CONDENSED FINANCIAL STATEMENTS

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization and Basis of Presentation

Splinex Technology Inc. ( “Technology”) was organized under the laws of the State of Delaware as a wholly owned subsidiary of Splinex, LLC, a Florida limited liability company (the “Predecessor”), to conduct the business and operations of the Predecessor. Under an agreement effective April 1, 2004 (the “Contribution Agreement”), the Predecessor contributed substantially all of its assets, liabilities and operations to Technology. The financial statements include the accounts of Technology and the Predecessor (combined, the “Company”), and all material intercompany transactions have been eliminated. The Company began its development stage activity on October 28, 2003 (“Inception”).

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and Regulation S-B. Accordingly, they do not include all of the information and footnotes required for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring adjustments) considered necessary for a fair presentation of the results for the interim periods presented have been included. These results have been determined on the basis of generally accepted accounting principles and practices applied consistently with those used in the preparation of the Company's Annual Financial Statements for the year ended March 31, 2005. Operating results for the six months ended September 30, 2005 are not necessarily indicative of the results that may be expected for the year ending March 31, 2006. It is recommended that the accompanying condensed consolidated financial statements be read in conjunction with the financial statements and notes for the year ended March 31, 2005 included in the Company’s Form 10-KSB filed with the Securities and Exchange Commission on June 30, 2005.

Reclassifications

Certain prior period amounts have been reclassified to conform to the current year presentation.

Basis of Consolidation

The consolidated interim financial statements include the accounts of Technology and its wholly owned subsidiary, ANTAO Ltd., a limited liability company formed under the laws of Russia (“ANTAO”). All material intercompany accounts and transactions have been eliminated in consolidation.

Business Activity

The Company develops, licenses and services software that enables the generation, manipulation, viewing and image-based searching of complex, multi-dimensional mathematical objects and information. Since Inception, the Company has operated in a development phase typical of a software company and has focused on developing technologies and products and securing intellectual property rights while developing relationships with potential customers. Corporate activities to date have included raising capital, strategic and business planning, completing the registration of the Company’s securities with the U. S. Securities and Exchange Commission and retaining executive management. The Company has minimal sales and no sales contracts and is considered to be in the development stage as of September 30, 2005.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities as of the balance sheet date and the reported amounts of expenses for the period presented. Actual results could differ from those estimates.

Cash and Cash Equivalents

Cash and cash equivalents include highly liquid money market investments purchased with an original maturity of three months or less. At September 30, 2005, the Company had no cash equivalents. The Company maintains its cash in a bank deposit account, the balance of which, at times, may exceed federally insured limits. Accounts are guaranteed by the Federal Deposit Insurance Corporation (FDIC) up to $100,000. At September 30, 2005, the Company had no amounts in excess of FDIC insured limits.

Foreign Currency Transactions

All transactions of the Company are denominated in U.S. dollars. The Company pays Russian research, programming and administrative costs under a U.S. dollar denominated agreement. Consolidated general and administrative expenses include immaterial foreign exchange rate losses on Russian bank balances maintained by ANTAO. The Company has not engaged in foreign currency hedging activities.

Stock-Based Compensation

Statement of Financial Accounting Standards (“SFAS”) No. 123R, “Accounting for Stock-Based Compensation,” requires companies to record employee stock option compensation at fair value. The Company adopted SFAS 123R during the quarter ending March 31, 2005. No options were granted during the six months ending September 30, 2005.

Software Development Costs

The Company accounts for software development costs in accordance with SFAS No. 86, “Accounting for the Costs of Computer Software to Be Sold, Leased or Otherwise Marketed.” Costs incurred to establish the technological feasibility of a computer software product are considered research and development costs and are expensed as incurred. When the technological feasibility of a software product has been established using the working model approach, development cost are capitalized. Capitalization of these costs ceases when the product is ready for production. The Company has expensed all software development costs since Inception.

Revenue recognition

The Company expects to recognize revenues, net of sales returns and other allowances, from the licensing of products and from service revenues.

Product revenues will consist of revenues from end-user licenses (sometimes referred to as royalties) and fees for stand-alone software and technology under time-based or perpetual licenses. Service revenues will consist of fees from professional services, which will include fees for software development services, software maintenance contracts and customer training and consulting services.

The Company will recognize revenues in accordance with Statement of Position or “SOP” 97-2, “Software Revenue Recognition,” as amended, SOP 81-1, “Accounting for Performance of Construction-Type and Certain Production-Type Contracts,” and Staff Accounting Bulletin or “SAB” 104, “Revenue Recognition.” The Company will recognize revenues when persuasive evidence of an arrangement exists, delivery has occurred, the vendor’s fee is fixed or determinable, vendor-specific objective evidence exists for all undelivered elements of the arrangement and collection is determined to be probable.

Net Loss Per Share

Basic net loss per common share is computed by dividing net loss applicable to common stockholders by the weighted-average number of common shares outstanding during the period. Diluted net loss per common share is determined using the weighted-average number of common shares outstanding during the period, adjusted for the dilutive effect of common stock equivalents, consisting of shares issuable upon exercise of common stock options. In periods when losses are reported, the weighted-average number of common shares outstanding excludes common stock equivalents because their inclusion would be anti-dilutive.

On January 18, 2005, the Company completed a 95,000 for one stock split. Stockholders’ equity has been restated to give retroactive recognition to the stock split for all periods presented by reclassifying the par value of the additional shares arising from the split from paid-in-capital to common stock. All references in the financial statements and notes to number of shares and per share amounts reflect the stock split.

Advertising

Advertising expense, including direct mail and email advertising, was $1,951 and $73,804 for the three months and six months ended September 30, 2005, respectively.

Fair Value of Financial Instruments

The Company’s financial instruments consist mainly of cash, short-term payables and borrowings under the notes payable. The Company believes that the carrying amounts approximate fair value, due to their short-term maturities and current interest rates.

Impairment of Long-Lived Assets

The Company reviews its long-lived assets for impairment whenever events or changes indicate that the carrying amount of an asset or group of assets may not be recoverable. No impairment losses were recorded during period ended September 30, 2005.

NOTE 2. GOING CONCERN CONSIDERATIONS

The Company’s financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the settlement of liabilities and commitments in the normal course of business. The Company is in the development stage and has had minimal revenues since Inception. Management recognizes that the Company must raise capital sufficient to pursue its business plans until such time as the Company can generate revenues and net cash flows in amounts necessary to enable it to continue in existence. The realization of assets and satisfaction of liabilities in the normal course of business is dependent upon the Company achieving these goals.

During September 2005, the Company implemented a change in its business strategy and took certain actions to reduce its overhead costs. The Company intends to maintain and support its existing nVizx visualization products including continuing to market these products under a Reseller Agreement with a leading mathematical computational software developer, but the Company does not presently plan to introduce new versions of the product or upgrades unless and until sales for the current products increase significantly. In June 2005 the Company began marketing its nVizx product under a Reseller Agreement with a leading mathematical computational software developer. The Company has discontinued its development projects unrelated to nVizx. The Company has terminated its use of software development services previously provided to the Company by Splinex Outsourcing, Inc., a Russian outsourcing company, and significantly reduced its software development team in the United States. In addition, the Company has terminated or accepted resignations from certain executives and managers. The Company intends to explore alternative uses of its existing technology through licensing or other business development activities. The Company has borrowed funds from a related party, Ener1 Group, Inc., to pay certain ongoing expenses while it pursues such alternatives, which could include acquisitions of or joint ventures with companies that could benefit from certain of the Company’s core technologies. The Company does not anticipate receiving funding from Ener1 Group, Inc. sufficient to pay past due obligations including severance obligations until it has been able to implement its business development further.

In accordance with the funding provisions in the Predecessor’s operating agreement, certain members of the Predecessor contributed capital of $2,000,000 to the Predecessor. As of July 27, 2005, the Company had borrowed $2,500,000 under a $2,500,000 revolving loan agreement with a company that is affiliated with the Company through common ownership (the “Bzinfin Loan”). In the three months ended September 30, 2005, Bzinfin and Ener1 Group, Inc. loaned the Company an additional $50,000 and $35,000, respectively. From October 1, 2005 through November 30, 2005, Ener1 Group, Inc. loaned the Company an additional $212,000.

Management believes that actions presently being taken, as described in the preceding paragraphs, provide the opportunity for the Company to continue as a going concern; however, there is no assurance this will occur.

NOTE 3. SEGMENT INFORMATION

The Company’s sole reportable business segment is visual communication software products and services. The Company’s accounting policies for segments are the same as those described in the summary of significant accounting policies.

NOTE 4. ACCRUED EXPENSES

Accrued expenses represent expenses that are owed at the end of the period and have not been billed by the provider or paid by the Company. At September 30, 2005, accrued expenses consisted of the following:

Accrued severance	$494,140
Deferred wages	109,947
Accrued vacation	48,198
Accrued outsourcing costs	43,000
Audit	40,000
Miscellaneous	47,608
$782,893

NOTE 5. STOCKHOLDERS’ EQUITY

The Company has the authority to issue 300,000,000 shares of common stock, par value of $0.001 per share. Each holder of common stock is entitled to one vote for each share held. The Company has the authority to issue 150,000,000 shares of preferred stock, par value $0.001 per share, which may be divided into series with the designations, powers, preferences, and relative rights and any qualifications, limitations or restrictions as determined by the Company’s board of directors.

Prior to April 1, 2004, the Company operated through the Predecessor as a limited liability company. On April 1, 2004, the Predecessor contributed substantially all of its assets, liabilities and operations to Technology pursuant to a Contribution Agreement. Under SEC Staff Accounting Bulletin Topic 4 (B), the undistributed earnings (losses) of the limited liability company were treated as a constructive distribution to the owners followed by a contribution of the capital to the new C Corporation. On April, 1, 2004, the effective date of the Contribution Agreement, the Company reclassified the accumulated deficit to date of $822,847 to additional paid in capital.

NOTE 6. RELATED PARTY TRANSACTIONS

On January 1, 2004 and February 1, 2004, the Company entered into consulting agreements with two members of the Predecessor, one of whom is also director of the Company. The consulting agreements engage the members to provide consulting services including providing advice regarding equity restructuring, business planning, strategic planning, and international licensing in exchange for $100,000 per year, or a monthly fee to each consultant of $8,333. General and administrative expenses include consulting fees under these agreements of $50,000 and $100,000 for the three and six months ended September 30, 2005 and $50,000 and $100,000 for the three months and six months ended September 30, 2004, respectively.

The Company shares personnel with Ener1 Inc. and Ener1 Group, Inc., entities affiliated with the Company by common ownership and through common control.  Accordingly, amounts have been allocated to and from the Company for the services of personnel and other expenses. The Company incurred rent expense of $15,414 and $30,829 for its office space under a sublease with Ener1 Group, Inc. for the three months and six months ended September 30, 2005 and $14,927 and $29,961 for the three months and six months ended September 30, 2004. Related parties reimburse the Company for the time spent by one of its employees for patent and research work; as a result, research and development expenses are net of reimbursements of $1,080 and $2,280 for the three months and six months ended September 30, 2005; general and administrative expenses and research and development expenses are net of reimbursements of $0 and $10,200 for the three months ended September 30, 2004 and $17,160 and $32,640 for the six months ended September 30, 2004, respectively. General and administrative expenses include legal expenses payable to Ener1 Group, Inc. for the services of an Ener1 Group employee who serves as the Company’s general counsel in the amounts of $3,300 and $7,700 for the three months and six months ended September 30, 2005 and $10,100 and $17,170 for the three months and six months ended September 30, 2004.

The Company worked with Russia-based scientists and programmers who were paid on the Company’s behalf under an agreement with a Russian consultant who handled administrative matters for the Company in Russia through July 2004. This consultant became an employee of the Company in July 2004. In March 2004, the consultant formed Splinex Outsourcing LLC to handle administrative and employment matters in connection with the Company’s Russian operations. In April 2004, a member of the Predecessor formed ANTAO to facilitate the payment of expenses to Splinex Outsourcing; ANTAO became a subsidiary of the Company on September 12, 2004. In September 2005, the Company terminated the development work provided by Splinex Outsourcing. During the six months ending September 30, 2005, the Company paid $120,207 (unaudited) to Splinex Outsourcing LLC of which $40,207 was paid through ANTAO and $80,000 was paid through Ener1 Group, Inc. During the six months ending September 30, 2004, the Company paid $156,000 (unaudited) to Splinex Outsourcing LLC of which $108,000 was paid through ANTAO and the remainder was paid through the Russian consultant.

NOTE 7. LONG TERM DEBT DUE TO RELATED PARTY

Effective April 1, 2004, a company that is affiliated with the Company through common ownership, entered into a revolving loan agreement with the Company under which the Company may borrow up to $2,500,000 in aggregate principal through July 31, 2005. Borrowings under the facility were contingent upon the consummation of the merger of the Company with Ener1 Acquisition Corp., which was effected as of January 18, 2005. Loans under this agreement bear interest at an annual rate of 5% and must be repaid two years from the date of the initial funding, which occurred on February 7, 2005. The Company borrowed $2,500,000 under this facility as of July 27, 2005. The Company borrowed an additional $50,000 from Bzinfin during September 2005, and the loan agreement was amended to include the additional borrowing under the same terms and conditions.

NOTE 8. COMMITMENTS AND CONTINGENCIES

Foreign operations

The Company outsourced computer programming work to a company located in Ekaterinberg Russia through September 2005, and may engage in additional operations in Russia in the future. Operations in Russia are subject to significant risks not typically associated with companies in North America and Western Europe. These risks include, among others, political, economic and legal risks associated with doing business in Russia, limitations on foreign currency transactions, and risks associated with evolving Russian laws on issues including creditor rights and intellectual property. The Company’s ability to continue to develop products and earn revenues may be adversely affected by changes in the political, economic, legal and social conditions in Russia, and by changes in governmental policies with respect to laws and regulations, anti-inflationary measures, foreign currency transactions, and rates and methods of taxation, among other things.

Item 2. Management’s Discussion and Analysis or Plan of Operation.

This Quarterly Report on Form 10-QSB contains forward -looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements relate to our expectations, hopes, intentions or strategies regarding future events or future financial performance.  Any statements contained in this report that are not statements of historical fact may be deemed forward-looking statements. In some cases, forward-looking statements can be identified by terminology such as “may,”  “will,”  “should,”  “expect,”  “plan,”  “anticipate,”  “intend”, “believe,”  “estimate,”  “predict,”  “potential” or “continue,” or the negative of such terms or other comparable terminology. Forward-looking statements include but are not limited to statements regarding: our future business plans; the expected release dates and future sales of our products; development of other products; expected hiring levels; marketing plans; increases of selling, general and administrative costs and research and development spending; our product development strategy; financing requirement and capital raising plans  These statements are only predictions and are subject to a number of assumptions, risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the forward-looking statements. The following important factors, in addition to those discussed in our filings with the Securities and Exchange Commission(the “Commission”) from time to time, and other unforeseen events or circumstances, could affect our future results and could cause those results or other outcomes to differ materially from those expressed or implied in our forward-looking statements: general economic conditions; competition; our ability to raise capital; our ability to control costs; changes within our industries; release of new and upgraded products and services by us or our competitors; development of our sales force; employee retention; our ability to protect our intellectual property; legal and regulatory issues; changes in accounting policies or practices; and successful adoption of our products and services.

All forward-looking statements are based on information available to us on the date of this filing, and we assume no obligation to update such statements.

The following discussion should be read in conjunction with our other filings with the Securities and Exchange Commission and the consolidated interim financial statements and related notes included in this Quarterly Report.

Overview

 Splinex has developed, and currently licenses and services software that enables the generation, manipulation, viewing and image-based searching of complex, multi-dimensional mathematical objects and information. We believe end-users of our software products, such as mathematicians, scientists, graphic designers or digital artists working on complex graphical three-dimensional problems, will experience greater productivity through improved interaction with, enhanced visual representation and faster manipulation of, and greater technical and artistic precision in representing, multi-dimensional mathematical objects and information.

Since inception, we have operated in a development phase typical of a software company and have focused on developing technologies and products and securing intellectual property rights while we develop relationships with potential customers and resellers. Our corporate activities to date have included raising capital, strategic and business planning, completing the registration of our securities with the Commission, and retaining executive management. We have minimal sales and no sales contracts and are considered to be in the development stage as of September 30, 2005.

We were organized under the laws of the State of Delaware in February 2004 to conduct the business and operations of Splinex, LLC, a Florida limited liability company (our “Predecessor”). Effective April 1, 2004, Splinex, LLC reorganized as a corporation and, as a result, contributed its assets, liabilities and operations to us under a contribution agreement. Our financial statements include the accounts of Splinex Technology Inc. and our Predecessor, and all material intercompany transactions have been eliminated. We began activity October 28, 2003 (inception).

On January 18, 2005, we merged with a subsidiary of Ener1, Inc., an affiliated company controlled by certain direct and indirect beneficial owners of the membership interests of our Predecessor (the “Merger”). We survived the Merger and issued 5,000,000 shares of our common stock to Ener1, Inc. in the Merger. Ener1, Inc. declared a dividend of the 5,000,000 shares that it received to its shareholders of record as of January 17, 2005 (the “Distribution”). The dividend was paid on January 24, 2005. Immediately after the Merger, and prior to the Distribution, Splinex, LLC and Ener1, Inc. owned 95% and 5%, respectively, of our then outstanding common stock. We registered the Distribution by Ener1, Inc. of our common stock on a registration statement on Form S-1 filed with the Commission. As a result of the Merger and the Distribution, we became a public reporting company subject to the information and reporting requirements of the Securities Exchange Act of 1934. The Merger and the Distribution are described further in our Registration Statement on Form S-1, filed with the Commission on December 27, 2004 (Registration No. Effective July 21, 2005, Splinex common stock began trading and was quoted on the Over the Counter (OTC) Bulletin Board under the symbol "SPLX.OB".

Several factors exist that raise significant doubt as to our ability to continue operating as a going concern. These factors include our history of net losses and the facts that our company is in the development stage and we have earned minimal revenues to date. We have no remaining funds available under our revolving loan agreement and are dependent upon a related party, Ener1 Group, Inc., to fund our operations. Our independent auditor’s report on our financial statements for the year ended March 31, 2005 contains an explanatory paragraph about our ability to continue as a going concern. In the absence of attaining profitable operations and achieving positive cash flow from operations or obtaining significant additional debt or equity financing, we will continue to have difficulty meeting current and long-term obligations.

During September 2005, we implemented a change in our business strategy and took certain actions to reduce our overhead costs. We intend to maintain and support our existing nVizx visualization products including continuing to market these products under a Reseller Agreement with a leading mathematical computational software developer, but we do not presently plan to introduce new versions of the product or upgrades unless and until sales for the current products increase significantly. We have discontinued our development projects unrelated to nVizx. We have terminated our use of software development services previously provided to us by Splinex Outsourcing, Inc., a Russian outsourcing company, and significantly reduced our software development team in the United States. In addition, we have terminated or accepted resignations from certain executives and managers. We intend to explore alternative uses of our existing technology through licensing or other business development activities. We have borrowed funds from a related party, Ener1 Group, Inc., to pay certain ongoing expenses while we pursue such alternatives, which could include acquisitions of, or joint ventures with, companies that could benefit from certain of our core technologies. We do not anticipate receiving funding from Ener1 Group, Inc. sufficient to pay past due obligations, including severance obligations, until we have been able to implement our business development further.

In accordance with the funding provisions in the Predecessor’s operating agreement, certain members of the Predecessor contributed capital of $2,000,000 to the Predecessor. As of July 27, 2005, we had borrowed $2,500,000 under a $2,500,000 revolving loan agreement with a company that is affiliated with us through common ownership (the “Bzinfin Loan”). In the three months ended September 30, 2005, Bzinfin and Ener1 Group, Inc. loaned us an additional $50,000 and $35,000, respectively. From October 1, 2005 through November 30, 2005, Ener1 Group, Inc. loaned us $212,000.

Plan of Operation

During the period from inception on October 28, 2003 through October 1, 2004, our research and development activities were primarily directed towards developing core technologies and software libraries that could be used in various applications and market segments.

During the period from October 1, 2004 through August 2005, we have directed most of our software development activities to developing and releasing a commercial version of our software product called nVizx, the first versions of which were designed for use with Mathematica and Maple, two third-party technical computing software programs published by Wolfram Research Inc. and Waterloo Maple, Inc., respectively. Mathematica and Maple are programs used for advanced mathematical functions and problem solving, such as numeric and symbolic computation plus interactive document creation.  nVizx is an add-on (i.e., a product sold separately and used in connection with the technical computing software) software program that allows users to visualize sophisticated and complex multi-dimensional data and objects faster and with greater control and detail than is currently possible.

The first version of nVizx v1.0 for Mathematica was commercially released and made available for purchase in March 2005.   nVizx v1.5 for Maplesoft was commercially released and made available for purchase in June 2005.In June 2005 we entered into a Reseller Agreement with Waterloo Maple Inc., the parent company of Maplesoft, the developer of Maple software. Under the Reseller Agreement, Maplesoft and Splinex agreed to conduct a number of joint marketing and sales initiatives. Additionally, Maplesoft agreed to promote nVizx v1.5 for Maple through its web site and other marketing activities directed to its customer base. We have not had significant sales of either product, and do not have sufficient funds to market the product to achieve higher sales. Our current marketing activities consist solely of the marketing efforts of our reseller and limited low cost marketing efforts through our web store.

Using our core software libraries, we have the capability to develop additional versions of n nVizx as visualization add-ons for other technical computing software products similar to Mathematica and Maplesoft and for spreadsheet products like Microsoft Excel.  However, due to low product sales, we intend to maintain and support our existing nVizx visualization products, but do not presently plan to introduce new versions of the product or upgrades unless and until sales of the current products increase significantly. We intend to explore alternative uses of our existing technology through licensing or other business development activities. We may pursue acquisitions of, or joint ventures with, companies that can benefit from our technology.

At September 30, 2005, we had cash of $8,804 and negative working capital of $1,338,994.  Through employee terminations, the termination of our use of software development services previously provided to us by Splinex Outsourcing, Inc., and implementation of other expense controls, we have reduced our monthly cash expenses to approximately $75,000. We are currently dependent upon receiving funds from Ener1 Group, Inc. to pay these ongoing expenses. We do not anticipate receiving funding sufficient to pay our past due obligations, including severance obligations, until we have been able to implement our business development plans further.

We cannot assure you that we will be able to raise additional funds on terms favorable to us or at all. If we raise additional funds through the sale of equity or convertible debt securities, our current stockholders’ ownership percentage of our common stock will be reduced. In addition, these transactions may dilute the value of our common stock. We may have to issue securities that have rights, preferences and privileges senior to our common stock. The terms of any additional indebtedness may include restrictive financial and operating covenants that would limit our ability to compete and expand. Our failure to obtain any required future financing could materially and adversely affect our financial condition.

As of September 30, 2005, we have no material planned capital expenditures.

Results of Operations for the Three Month Period Ended September 30, 2005

We incurred a loss of $1,055,730, or $0.01 per share, for the three months ended September 30, 2005 compared to $733,911, or $0.01 per share in the prior year quarter. Average weighted shares outstanding were 100,670,270 for the three and six months ended September 30, 2005 and 95,000,000 for the three and six months ended September 30, 2004. Operating expenses of $1,025,627 for the three months ended September 30, 2005 included $49,952 for sales and marketing expenses, $688,661 for general and administrative expenses, and $287,014 for research and development costs. Operating expenses of $653,935 for the three months ended September 30, 2004 included $96,723 for sales and marketing expenses, $275,602 for general and administrative expenses and $281,610 for research and development costs. Costs incurred in connection with the Merger and registration of the Distribution were $80,000 for the three months ended September 30, 2004.

Sales and marketing expenses for the three months ended September 30, 2005 consisted primarily of wages and benefits of $39,379. Sales and marketing expenses for the three months ended September 30, 2004 consisted primarily of wages and benefits of $57,583 and web site development costs of $23,147. General and administrative expenses for the three months ended September 30, 2005 included severance expense of $404,960, wages and benefits of $89,892, consulting fees of $50,000 paid to a director, Dr. Novak and, a related party, Mike Zoi; legal expenses of $27,401, of which $3,300 was payable to Ener1 Group to reimburse Ener1 Group for the services of our general counsel, who is also an officer of Ener1 Group; audit fees of $30,845; insurance costs of $21,328; and rent of $15,414. The severance expense relates to the termination or resignation of certain executives and managers, and is payable through December 21, 2007. General and administrative expenses for the three months ended September 30, 2004 included wages and benefits of $61,040, consulting fees of $50,000 paid to a director, Dr. Novak and a related party, Mike Zoi; legal expenses of $10,700, of which $10,100 was payable to Ener1 Group to reimburse for the services of our general counsel; audit fees of $10,000; travel and related expenses of $19,102, insurance costs of $1,719; and rent of $14,927. Wages increased due to the hiring of a chief executive officer; travel increased due to the reimbursement of certain executives and managers for travel during 2004; and insurance costs increased because we obtained a directors and officers liability insurance policy that was not in force in the prior year.

Research and development expenses for the three months ended September 30, 2005 included $196,355 for wages and benefits paid to U.S. based programmers; $84,207 for wages and administrative costs of our Russian-based scientists and programmers and $5,400 paid to software consultants. Research and development expenses for the three months ended September 30, 2004 included $140,364 for wages and benefits paid to U.S. based programmers; $72,000 for wages and administrative costs of our Russian-based scientists and programmers and $55,940 paid to software consultants. In September 2005, we terminated or accepted resignations from certain members of our U.S. development team and terminated the software development services of our Russian programmers. Wages increased due to the hiring of a director of programming in January 2005 and five programmers who commenced work during July 2004; payments to the Russian outsourcing company increased due to estimated termination costs in September 2005.

Related parties reimburse us for the time spent by one of our employees for patent and research work. Our research and development wages and benefits are net of reimbursements of $1,080 for the three months ended September 30, 2005; general and administrative expenses and research and development expenses are net of reimbursements of $0 and $10,200, respectively for the three months ended September 30, 2004.

As a new public reporting company, our legal and accounting costs have increased in connection with compliance with reporting requirements under the Securities Exchange Act of 1934.

Results of Operations for the Six Month Period Ended September 30, 2005

We incurred a loss of $1,791,703, or $0.02 per share, for the six months ended September 30, 2005 compared to $1,487,975, or $0.02 per share for the six months ended September 30, 2004. Operating expenses of $1,736,482 for the six months ended September 30, 2005 included $190,120 for sales and marketing expenses, $958,159 for general and administrative expenses, and $588,203 for research and development costs. Operating expenses of $1,143,321 for the six months ended September 30, 2004 included $117,933 for sales and marketing expenses, $581,742 for general and administrative expenses, and $443,646 for research and development costs. Costs incurred in connection with the merger and registration statement were $344,678 for the six months ended September 30, 2004.

Sales and marketing expenses for the six months ended September 30, 2005 consisted primarily of wages and benefits of $96,064 and direct mail advertising expenses of $71,338. Sales and marketing expenses for the six months ended September 30, 2004 consisted primarily of wages and benefits of $57,583, web site development costs of $23,229 and marketing consultants of $21,128. General and administrative expenses for the six months ended September 30, 2005 included severance expense of $404,960; wages and benefits of $193,964, consulting fees of $100,000 paid to a director, Dr. Novak, and Mike Zoi; legal expenses of $10,214, of which $7,700 was payable to Ener1 Group to reimburse Ener1 Group for the services of our general counsel; audit fees of $48,943; insurance costs of $42,015; and rent of $30,829. General and administrative expenses for the six months ended September 30, 2004 included wages and benefits of $169,45, consulting fees of $100,000 paid to a director, Dr. Novak, and Mike Zoi; legal expenses of $28,011, of which $17,170 was payable to Ener1 Group to reimburse Ener1 Group for the services of our general counsel; audit fees of $20,000; travel of $34,762, insurance costs of $3,438; and rent of $29,961. Wages increased due to the hiring of a chief executive officer; travel increased due to the reimbursement of certain executives and managers for travel during 2004; audit expenses increased as a result of the Securities Act registration of the Distribution; and insurance expenses increased because we obtained a directors and officers liability insurance policy that was not in force in the prior year.

Research and development expenses for the six months ended September 30, 2005 included $401,962 for wages and benefits paid to U.S. based programmers; $156,207 for wages and administrative costs of our Russian-based scientists and programmers and $17,850 paid to software consultants. Research and development expenses for the six months ended September 30, 2004 included $193,372 for wages and benefits paid to U.S. based programmers; $144,000 for wages and administrative costs of our Russian-based scientists and programmers and $92,091 paid to software consultants. In September 2005, we terminated or accepted resignations from certain members of our U.S. development team and terminated the software development services of our Russian programmers. Wages increased due to the hiring of a director of programming in January 2005 and five programmers who commenced work during July 2004; payments to the Russian outsourcing company increased due to estimated termination costs in September 2005.

Related parties reimburse us for the time spent by one of our employees for patent and research work; as a result, our research and development wages and benefits are net of reimbursements of $2,280 for the six months ended September 30, 2005; general and administrative expenses and research and development expenses are net of reimbursements $17,160 and $32,640, respectively for the six months ended September 30, 2004.

Interest expense was $55,908 and $30,720 for the six months and three months ended September 30, 2005. There was no interest expense in 2004. The increase in interest expense, which is payable at maturity, was due to borrowings under the Bzinfin Loan during 2005.

 Liquidity and capital resources

At September 30, 2005, we had negative working capital of $1,338,994 and cash of $8,804. As of September 30, 2005, we have no further borrowing availability under the borrowing agreement.

Several factors exist that raise significant doubt as to our ability to continue operating as a going concern. These factors include our history of net losses and the facts that our company is in the development stage and we have earned minimal revenues to date. We have no remaining funds available under our revolving loan agreement and are dependent upon Ener1 Group, Inc. to fund our operations. Our independent auditor’s report on our financial statements for the year ended March 31, 2005 contains an explanatory paragraph about our ability to continue as a going concern. In the absence of attaining profitable operations and achieving positive cash flow from operations or obtaining significant additional debt or equity financing, we will continue to have difficulty meeting current and long-term obligations.

During September 2005, we implemented a change in our business strategy and took certain actions to reduce overhead costs. We intend to maintain and support our existing nVizx visualization products, including continuing our marketing efforts under a Reseller Agreement with a leading mathematical computational software developer, but we do not presently plan to introduce new versions of the product or upgrades unless and until sales of the current products increase significantly. We have terminated our use of software development services previously provided by Splinex Outsourcing, Inc., a Russian outsourcing company, and significantly reduced our software development team in the United States. In addition, we have terminated or accepted resignations from certain executives and managers. We intend to explore alternative uses of our existing technology through licensing or other business development activities. We may also pursue acquisitions of, or joint ventures with, companies that could benefit from our core technologies. We are currently dependent upon funds borrowed from Ener1 Group, Inc. to pay our ongoing expenses which could include acquisitions or joint ventures of companies that could benefit from certain of the Company’s core technologies. We do not anticipate receiving funding sufficient [from whom?] to pay past due obligations, including severance obligations, until we have implemented our business development plans further.

In accordance with the funding provisions in the Predecessor’s operating agreement, certain members of the Predecessor contributed capital of $2,000,000 to the Predecessor. As of July 27, 2005, we had borrowed $2,500,000 under the Bzinfin Loan. In the three months ended September 30, 2005, Bzinfin and Ener1 Group, Inc. loaned us an additional $50,000 and $35,000, respectively. From October 1, 2005 through November 30, 2005, Ener1 Group, Inc. loaned us an additional $212,000. Terms for repayment and interest rate and other terms of these loans have not yet been established.

In the absence of attaining profitable operations and achieving positive cash flows from operations or obtaining significant additional debt or equity financing, we will continue to have difficulty meeting current and long-term obligations.

Prior to April 1, 2004, we operated through our Predecessor as a limited liability company. On April 1, 2004, our Predecessor contributed all of its assets, liabilities and operations to us. Under SEC Staff Accounting Bulletin Topic 4 (B), the undistributed earnings (losses) of our Predecessor were treated as a constructive distribution to the members of our Predecessor followed by a capital contribution to us. On April, 1, 2004, the effective date of the contribution, we reclassified the accumulated deficit to date of $822,847 to additional paid in capital.

We do not have material exposure to market risks associated with changes in interest rates related to cash equivalent securities held at September 30, 2005.

Off-balance sheet arrangements

At September 30, 2005, we did not have any off-balance sheet arrangements, as defined in item 303(c)(2) of Regulation S-B.

Item 3. Controls and Procedures.

Our disclosure controls and procedures are designed to provide reasonable assurance that information required to be disclosed in our reports filed or submitted under the Securities Exchange Act of 1934 is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms, and that such information is accumulated and communicated to our management, including our chief executive officer and chief financial officer, as appropriate, to allow for timely decisions regarding required disclosure. In designing and evaluating the disclosure controls and procedures, management recognized that any controls and procedures, no matter how well designed and operated, can provide only reasonable assurance of achieving the desired control objectives, and management is required to apply its judgment in evaluating the cost-benefit relationship of possible controls and procedures.

As of September 30, 2005, we carried out an evaluation, under the supervision and with the participation of our management, including our president and chief financial officer, of the effectiveness of the design and operation of our disclosure controls and procedures. Based on the foregoing, our president and chief financial officer concluded that our disclosure controls and procedures were effective and were operating at the reasonable assurance level.
During the quarter ended September 30, 2005, there were no changes in internal controls over financial reporting that have materially affected, or are reasonably likely to materially affect, our internal control over financial reporting.

PART II — OTHER INFORMATION

Item 1. Legal proceedings

From time to time, we may be involved in litigation relating to claims arising out of our intellectual property and operations. We are not currently a party to any such proceedings the outcome of which would have a material affect on our company.

Item 6. Exhibits

Exhibit	Description
Number
2.1
Agreement and Plan of Merger among Ener1 Acquisition Corp., Registrant and Ener1, Inc., dated as of June 9, 2004, incorporated herein by reference to Exhibit 2.1 to Splinex’s Registration Statement on Form S-1 filed with the Commission on June 24, 2004 (Registration No. 333-116817)

2.2
First Amendment to Agreement and Plan of Merger among Ener1 Acquisition Corp., Registrant and Ener1, Inc., dated as of October 13, 2004, incorporated herein by reference to Exhibit 2.2 to Splinex’s Registration Statement on Form S-1 filed with the Commission on October 15, 2004 (Registration No. 333-116817)

2.3
Second Amendment to Agreement and Plan of Merger among Ener1 Acquisition Corp., Splinex and Ener1, Inc., dated as of December 23, 2004, incorporated herein by reference to Exhibit 2.3 to Splinex’s Registration Statement on Form S-1 filed with the Commission on December 27, 2004 (Registration No. 333-116817)

3.1
Certificate of Incorporation of Splinex, incorporated herein by reference to Exhibit 3.1 to Splinex’s Registration Statement on Form S-1 filed with the Commission on June 24, 2004 (Registration No. 333-116817)

3.2
Certificate of Merger of Splinex, incorporated herein by reference to Exhibit 3.2 to Splinex’s Registration Statement on Form S-1 filed with the Commission on December 27, 2004 (Registration No. 333-116817)

3.3	Bylaws of Splinex, incorporated herein by reference to Exhibit 3.3 to Splinex’s Registration Statement on Form S-1 filed with the Commission on June 24, 2004 (Registration No. 333-116817)

10.1
Severance Agreement dated November 21, 2005 by and between Splinex and Michael Stojda, incorporated herein by reference to Exhibit 10.1 to Splinex's Current Report on Form 8-K, filed with the Commission on November 21, 2005

10.2
Termination Agreement dated October 17, 2005 by and between Splinex and Christian Schormann, incorporated herein by reference to Exhibit 10.2 to Splinex's Current Report on Form 8-K, filed witht the Commission on November 21, 2005

31.1	Certification of Principal Executive Officer and Principal Financial Officer pursuant to Section 302 of the Sarbanes-Oxley Act of 2002

32.1	Certification of Principal Executive Officer and Principal Financial Officer pursuant to 18 U.S.C. Sec. 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002

SIGNATURES

In accordance with the requirements of the Exchange Act, the registrant caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Splinex Technology Inc.
Registrant

Date: December 5, 2005	By:	/s/ Gerard A. Herlihy Name: Gerard A. Herlihy
Title: President and Chief Financial Officer

Exhibit 31.1

CERTIFICATION

I, Gerard Herlihy, certify that:

1.	I have reviewed this quarterly report on Form 10-QSB of Splinex Technology Inc.;

2.
Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3.
Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the small business issuer as of, and for, the periods presented in this report;

4.
The small business issuer’s other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) for the small business issuer and have:

a)
Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the small business issuer, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

b)
Evaluated the effectiveness of the small business issuer’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

c)
Disclosed in this report any change in the small business issuer’s internal control over financial reporting that occurred during the small business issuer’s most recent fiscal quarter (the small business issuer’s fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the small business issuer’s internal control over financial reporting; and

5.
The small business issuer’s other certifying officer and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the small business issuer’s auditors and the audit committee of small business issuer’s board of directors (or persons performing the equivalent functions):

a)
All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the small business issuer’s ability to record, process, summarize and report financial information; and

b)	Any fraud, whether or not material, that involves management or other employees who have a significant role in the small business issuer’s internal control over financial reporting.

December 5, 2005
BY: /S/ Gerard Herlihy
——————————————
Gerard Herlihy
Chief Financial Officer
President and Chief Financial Officer
(Principal Executive Officer, Principal Financial and Accounting Officer and Duly Authorized Officer)

Exhibit 32.1

Splinex Technology Inc.
550 West Cypress Creek Road-Suite 410
Ft. Lauderdale, Florida, 33309

December 5, 2005

Securities and Exchange Commission
100 F Street, NE
Washington, DC 20549

Re: Certification of Principal Executive Officer Pursuant To 18 U.S.C. Sec. 1350

Dear Ladies and Gentlemen:

        In connection with the accompanying Quarterly Report on Form 10-QSB of Splinex Technology Inc., for the quarter ended September 30, 2005, I, Gerard Herlihy, President and Chief Financial Officer of Splinex Technology Inc., hereby certify pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, that:

1)
such Quarterly Report on Form 10-QSB of Splinex Technology Inc., for the quarter ended September 30, 2005, fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934; and

2)
the information contained in such Quarterly Report on Form 10-QSB of Splinex Technology Inc., for the quarter ended September 30, 2005, fairly presents, in all material respects, the financial condition and results of operations of Splinex Technology Inc.

BY: /S/ Gerard Herlihy —————————————— Gerard Herlihy President and Chief Financial Officer (Principal Executive Officer, Principal Financial and Accounting Officer and Duly Authorized Officer)

A signed original of this written statement required by Section 906, or other document authenticating, acknowledging or otherwise adopting the signature that appears in typed form within the electronic version of this written statement required by Section 906, has been provided to Splinex Technology Inc. and will be retained by Splinex Technology Inc. and furnished to the Securities and Exchange Commission or its staff upon request.

In accordance with Item 601 of Regulation S-B, this certification is being “furnished” as Exhibit 32.2 to Splinex Technology Inc.’s quarterly report and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 (the “Exchange Act”) or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933 or the Exchange Act, except as expressly set forth by specific reference in such a filing.